FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-195164-12

THIS FREE WRITING PROSPECTUS, DATED AUGUST 18, 2015, MAY BE AMENDED OR
COMPLETED PRIOR TO TIME OF SALE.

The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-195164) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling 1-800-745-2063 (8 a.m. – 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

Nothing in this document constitutes an offer of securities for sale in any jurisdiction where the offer or sale is not permitted. The information contained herein is preliminary as of the date hereof, supersedes any such information previously delivered to you and will be superseded by any such information subsequently delivered and ultimately by the final prospectus relating to the securities. These materials are subject to change, completion, supplement or amendment from time to time.

SUPPLEMENT TO FREE WRITING PROSPECTUS AND STRUCTURAL AND COLLATERAL TERM SHEET, EACH DATED AUGUST 3, 2015

$659,022,000

(Approximate)

Wells Fargo Commercial Mortgage Trust 2015-SG1

as Issuing Entity

Wells Fargo Commercial Mortgage Securities, Inc.

as Depositor

Société Générale
Liberty Island Group I LLC
Basis Real Estate Capital II, LLC
Natixis Real Estate Capital LLC
Wells Fargo Bank, National Association
as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates
Series 2015-SG1

August 18, 2015

WELLS FARGO SECURITIES Co-Lead Manager and Co-Bookrunner	SOCIETE GENERALE Co-Lead Manager and Co-Bookrunner

Citigroup Co-Manager	Morgan Stanley Co-Manager	Natixis Securities Americas LLC Co-Manager

$659,022,000 (Approximate)

Wells Fargo Commercial Mortgage Trust 2015-SG1

Commercial Mortgage Pass-Through Certificates, Series 2015-SG1

IMPORTANT NOTICE REGARDING THE CERTIFICATES

THE CERTIFICATES REFERRED TO IN THESE MATERIALS ARE SUBJECT TO MODIFICATION OR REVISION (INCLUDING THE POSSIBILITY THAT ONE OR MORE CLASSES OF CERTIFICATES MAY BE SPLIT, COMBINED OR ELIMINATED AT ANY TIME PRIOR TO ISSUANCE OR AVAILABILITY OF A FINAL PROSPECTUS SUPPLEMENT) AND ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS. PROSPECTIVE INVESTORS SHOULD UNDERSTAND THAT, WHEN CONSIDERING THE PURCHASE OF THESE SECURITIES, A CONTRACT OF SALE WILL COME INTO BEING NO SOONER THAN THE DATE ON WHICH THE RELEVANT CLASS OF CERTIFICATES HAS BEEN PRICED AND THE UNDERWRITERS HAVE CONFIRMED THE ALLOCATION OF CERTIFICATES TO BE MADE TO INVESTORS; ANY “INDICATIONS OF INTEREST” EXPRESSED BY ANY PROSPECTIVE INVESTOR, AND ANY “SOFT CIRCLES” GENERATED BY THE UNDERWRITERS, WILL NOT CREATE BINDING CONTRACTUAL OBLIGATIONS FOR SUCH PROSPECTIVE INVESTORS, ON THE ONE HAND, OR THE UNDERWRITERS, THE DEPOSITOR OR ANY OF THEIR RESPECTIVE AGENTS OR AFFILIATES, ON THE OTHER HAND.

AS A RESULT OF THE FOREGOING, A PROSPECTIVE INVESTOR MAY COMMIT TO PURCHASE CERTIFICATES THAT HAVE CHARACTERISTICS THAT MAY CHANGE, AND EACH PROSPECTIVE INVESTOR IS ADVISED THAT ALL OR A PORTION OF THE CERTIFICATES REFERRED TO IN THESE MATERIALS MAY BE ISSUED WITHOUT ALL OR CERTAIN OF THE CHARACTERISTICS DESCRIBED IN THESE MATERIALS. THE UNDERWRITERS’ OBLIGATION TO SELL CERTIFICATES TO ANY PROSPECTIVE INVESTOR IS CONDITIONED ON THE CERTIFICATES AND THE TRANSACTION HAVING THE CHARACTERISTICS DESCRIBED IN THESE MATERIALS. IF THE UNDERWRITERS DETERMINE THAT A CONDITION IS NOT SATISFIED IN ANY MATERIAL RESPECT, SUCH PROSPECTIVE INVESTOR WILL BE NOTIFIED, AND NEITHER THE DEPOSITOR NOR THE UNDERWRITERS WILL HAVE ANY OBLIGATION TO SUCH PROSPECTIVE INVESTOR TO DELIVER ANY PORTION OF THE CERTIFICATES WHICH SUCH PROSPECTIVE INVESTOR HAS COMMITTED TO PURCHASE, AND THERE WILL BE NO LIABILITY BETWEEN THE UNDERWRITERS, THE DEPOSITOR OR ANY OF THEIR RESPECTIVE AGENTS OR AFFILIATES, ON THE ONE HAND, AND SUCH PROSPECTIVE INVESTOR, ON THE OTHER HAND, AS A CONSEQUENCE OF THE NON-DELIVERY.

EACH PROSPECTIVE INVESTOR HAS REQUESTED THAT THE UNDERWRITERS PROVIDE TO SUCH PROSPECTIVE INVESTOR INFORMATION IN CONNECTION WITH SUCH PROSPECTIVE INVESTOR’S CONSIDERATION OF THE PURCHASE OF THE CERTIFICATES DESCRIBED IN THESE MATERIALS. THESE MATERIALS ARE BEING PROVIDED TO EACH PROSPECTIVE INVESTOR FOR INFORMATIVE PURPOSES ONLY IN RESPONSE TO SUCH PROSPECTIVE INVESTOR’S SPECIFIC REQUEST. THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR AFFILIATES OR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY SECURITY OR CONTRACT DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED HEREIN SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR AND WILL BE SUPERSEDED BY INFORMATION DELIVERED TO SUCH PROSPECTIVE INVESTOR PRIOR TO THE TIME OF SALE.

Wells Fargo Securities is the trade name for the capital markets and investment banking services of Wells Fargo & Company and its subsidiaries, including but not limited to Wells Fargo Securities, LLC, a member of NYSE, FINRA, NFA and SIPC, Wells Fargo Prime Services, LLC, a member of FINRA, NFA and SIPC, and Wells Fargo Bank, N.A. Wells Fargo Securities, LLC and Wells Fargo Prime Services, LLC are distinct entities from affiliated banks and thrifts.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY-GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear at the bottom of any email communication to which this Supplement is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential, are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

THE INFORMATION IN THIS SUPPLEMENT IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

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$841,212,000 (Approximate)

Wells Fargo Commercial Mortgage Trust 2015-SG1

Commercial Mortgage Pass-Through Certificates, Series 2015-SG1

The Free Writing Prospectus dated August 3, 2015, as supplemented by that certain supplement dated August 14, 2015 (collectively, the “Free Writing Prospectus”) and the Structural and Collateral Term Sheet dated August 3, 2015, as supplemented by that certain supplement dated August 14, 2015 (collectively, the “Term Sheet”) are hereby updated as set forth below. The information in this supplement dated August 18, 2015 (the “Supplement”) supersedes any contradictory information in the Free Writing Prospectus and the Term Sheet. Defined terms used in this Supplement but not defined herein have the meanings given to them in the Free Writing Prospectus. In all other respects, except as modified below, the Free Writing Prospectus and Term Sheet remain unmodified.

Structural Update

1.	Class X-B Certificates.

The Class X-B certificates are no longer being offered. References to the Class X-B certificates should be disregarded.

2.	Distributions of Yield Maintenance Charges and Prepayment Premiums.

If any Yield Maintenance Charge or Prepayment Premium is collected during any particular collection period with respect to any Mortgage Loan, then on the distribution date corresponding to that collection period, the Certificate Administrator will pay that Yield Maintenance Charge or Prepayment Premium (net of liquidation fees payable therefrom) in the following manner: (1) to each of the Class A-1, A-2, A-3, A-4, A-SB and D Certificates and Class A-S, B and C Regular Interests, the product of (a) such Yield Maintenance Charge or Prepayment Premium, (b) the related Base Interest Fraction for such Class or Regular Interest, and (c) a fraction, the numerator of which is equal to the amount of principal distributed to such Class or Regular Interest for that distribution date, and the denominator of which is the total amount of principal distributed to all Principal Balance Certificates (other than the Class A-S, B, C and PEX Certificates) and Regular Interests for that distribution date, and (2) to the Class X-A Certificates, any remaining such Yield Maintenance Charge or Prepayment Premium not distributed as described above.

THE INFORMATION IN THIS SUPPLEMENT IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

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